Exhibit 4.3

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Amendment to Founders Agreement

This Amendment to the Founders Agreement (the “Agreement”) entered into as of May 26, 2021, added to on March 15, 2022, is entered into on May 20, 2024 (the “Amendment”);

between Innocan Pharma Ltd, RN 515732881, having its principal place of business at 3 Arik Einstein St., Herzelia, Israel (“Innocan”), and Brandzon Co Ltd, RN 516159753 having principal place of business at Aharon Beker 1, Tel-Aviv, Israel (“Brandzon”), and BI Sky Global Ltd. R.N. 516408903 (herein after the “JV” or the “Company”) each of Innocan, Brandzon & JV shall also be referred to herein as a “Party” and together as the “Parties”.

Whereas:	The Parties has entered into the Founders Agreement, founded a joined Company in the name of BI Sky Global Ltd. R.N. 516408903 (herein after the “JV” or the “Company”), and an LLC owned by the JV; and

Whereas:	the parties have agreed to on an owner loan of Innocan in the JV on the terms and conditions set for on the founders, specifically on paragraph 3.5 of the Founders Agreement and it’s subsections; and

Whereas:	The Parties agreed on an Addendum to the initial Loan in the sum of US$2M, signed on March 15, 2022, and Innocan has paid additional sums, bringing the principal total sum of the Loan outstanding to US$3,012,714, (the total sum, Principal and mandatory lawful Interest, including the terms detailed in the Agreement hereinafter “the Loan”).

Whereas:	The Parties wish to amend the terms of the Loan as detailed in this Amendment, while kipping all other terms and conditions of the Agreement, Addendum & the Loan with no change;

Therefore, it is agreed, declared and stipulated by the parties as follows:

1.	Preamble

1.1	The terms of the Founders Agreement are and will stay valid regarding the Founders Agreement, this Addendum and the Loan.

1.2	The terms will stay valid for as long as the JV is operating.

1.3	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Founders Agreement.

1.4	Except as set forth in this Amendment, all other terms and conditions of the Founders Agreement and Addendum shall remain unchanged, in full force and effect.

1.5	In case of any discrepancies between the provisions of this Amendment and the provisions of the Founders Agreement and/or Addendum, the provisions of this Amendment shall prevail.

1.6	The preamble and the appendices to this Agreement are essential parts and are inseparable from it.

2.	Amendment to the terms of the Loan:

2.1	Subject to the completion of the below Condition, the repayment terms relating to Company’s Loan to BI will be extended by the Company so that the Loan, in total, principal and interest, will be repaid in full by BI on the earlier of:

2.1.1	(************), or

2.1.2	from funds which are received in the event that BI shareholders sell all or a majority of their shares in BI (the “Exit”).

2.2	The Condition which makes this Amendment valid, is that Innocan raise an amount equal to or exceeding US$500k on or before August 31, 2024.

2.3	It is agreed by all partners that BI will go forward with all plans regarding growth, using its available funds, and not slowing its operation.

2.4	It is also agreed that If the Company will not meet the Condition, the partners of BI will call a meeting to understand the consequences of BI repaying the loan and any steps that may need to be done at that time to best protect the value of the Company’s interests in BI and the Company’s interests generally.

3.	All others terms and conditions of the Founders Agreement are valid and will remain valid for as long as the Company is operating and in the ownership of the parties to this Addendum.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Innocan Pharma Ltd.	Brandzon Co Ltd.

BI Sky Global Ltd